Exhibit 8.1

787 Seventh Avenue
New York, NY 10019-6099
Tel: 212 728 8000
Fax: 212 728 8111

August 2, 2004

American Campus Communities, Inc.

805 Las Cimas Parkway

Suite 400

Austin, Texas 78746

Ladies and Gentlemen:

We have acted as special tax counsel to American Campus Communities, Inc., a Maryland corporation (the “Company”), that will elect to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”), beginning with the Company’s 2004 taxable year, in connection with its registration statement on Form S-11, filed with the Securities and Exchange Commission on April 26, 2004, Amendment No. 1 thereto filed June 14, 2004, Amendment No. 2 thereto filed on July 9, 2004, and Amendment No. 3 thereto filed on July 28, 2004, as part of the registration statement (together, the “Registration Statement”), relating to the initial public offering of up to 13,915,000 shares of common stock, par value $.01 per share, of the Company. This opinion letter is furnished to you at your request to enable the Company to fulfill the requirements of Item 601(b)(8) of Regulation S-K in connection with the Registration Statement.

The opinion set forth in this letter is based on relevant provisions of the Code, Treasury Regulations thereunder (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and administrative rulings and practices of the Internal Revenue Service (including its practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service or a court of competent jurisdiction, or of a contrary position by the Internal Revenue Service or the Treasury Department in regulations or rulings issued in the future.

NEW YORK     WASHINGTON, DC     PARIS     LONDON     MILAN     ROME     FRANKFURT     BRUSSELS

August 2, 2004

In rendering our opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including the Registration Statement and the certificate of the Company dated the date hereof addressed to us in connection with the issuance of our opinion.

In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. Moreover, we have assumed that (i) the Company, (ii) American Campus Communities Operating Partnership LP and (iii) American Campus Communities Services, Inc. each will be operated in the manner described in the relevant articles of incorporation, partnership agreement or other organizational documents and in the Registration Statement. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

For the purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

Based upon, and subject to, the foregoing and the next paragraph below, we are of the opinion:

1. Commencing with the Company’s taxable year ending December 31, 2004, the Company will have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s proposed method of operating will enable it to continue to meet the requirements for qualification and taxation as REIT under the Code; and

2. The discussion under the caption “FEDERAL INCOME TAX CONSIDERATIONS” in the Registration Statement insofar as such statements constitute a summary of matters of federal income tax law, are correct in all material respects.

The Company’s qualification and taxation as a REIT depends upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its share ownership. Willkie Farr & Gallagher LLP has not reviewed the Company’s compliance with these requirements for any taxable year after the date hereof and will not review the Company’s compliance with such requirements on a continuing basis. No assurance can be given that the actual results of the operations of the Company, American Campus Communities Operating Partnership LP and American Campus Communities Services, Inc., the sources of their income, the nature and value of their assets, the level

August 2, 2004

of the Company’s distributions to its shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. This opinion letter has been prepared for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

We hereby expressly consent to the discussion of our opinions, as set forth above, in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement and any Rule 462(b) Registration Statement and to the reference to us under the headings “Legal Matters” and “Federal Income Tax Considerations” in the prospectus included as part of the Registration Statement and the heading “Legal Matters” in any Rule 462(b) Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP